Exhibit (h)(7)

SUPPLEMENT TO THE

EXPENSE LIMITATION AGREEMENT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

July 13, 2015

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO EqS Pathfinder Portfolio® (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”) have entered into an Expense Limitation Agreement, dated March 30, 2010 (the “Agreement”).

The Trust and PIMCO hereby agree to supplement the Agreement as of the date hereof to update the Portfolio’s name and PIMCO’s and the Trust’s address as follows:

i.	all references to the PIMCO EqS Pathfinder Portfolio® are deleted and replaced with the PIMCO Global Dividend Portfolio; and

ii.	all references to the address of PIMCO and the Trust are deleted and replaced with the following:

650 Newport Center Drive

Newport, Beach California 92660

Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

Schedule A

Dated: March 30, 2010

Revised: July 13, 2015

Expense Limited Portfolio	End of Initial Term
PIMCO Global Dividend Portfolio	May 1, 2011

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours, PIMCO EQUITY SERIES VIT

By: /s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

ACCEPTED AND AGREED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Peter G. Strelow
Name:	Peter G. Strelow
Title: Managing Director

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